                                                                   EXHIBIT 10.18

                       FIDELITY NATIONAL TITLE GROUP, INC.

                                   MIRROR NOTE

                                                       Dated: [         ], 2005
                                                             New York, New York

            Section 1. General. FIDELITY NATIONAL TITLE GROUP, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Holder") on August 15, 2011, the principal amount of Two Hundred and Fifty Million U.S. dollars ($250,000,000) together with simple interest (calculated on the basis of a 360-day year of twelve 30-day months) on such principal amount from and after August 15, 2005 at the rate of 7.30% per annum, such interest payable semi-annually in arrears on February 15 and August 15 of each year, starting February 15, 2006. If any such date when payment of principal or interest is due is not a Business Day (as defined below), then such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue on such unpaid amount during the period of delay. Payment of both interest and principal is to be made at such place as the Holder shall designate in writing, by wire transfer or check, at the Holder's option, in immediately available funds.

            Section 2. Corresponding Obligation. This Mirror Note is intended to mirror the terms of the Holder's 7.30% notes due August 15, 2011 (Cusip No. 31632AC1) (the "FNF Notes") issued pursuant to the Indenture, dated as of August 20, 2001, by and between the Holder and the Bank of New York (the "Indenture"). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture.

            Section 3. Redemption.


            (a) Mandatory Redemption. Upon redemption by the Holder of all or any portion of the FNF Notes pursuant to Section 6 of the FNF Notes and Article X of the Indenture, the Company shall redeem all or, as the case may be, a portion of this Mirror Note in an amount equal to the principal amount of the FNF Notes to be redeemed, at a redemption price (the "Mirror Note Redemption Price") equal to the Redemption Price (as defined in Section 6 of the FNF Notes, which for the avoidance of doubt includes accrued and unpaid interest to the date of redemption) paid by the Holder to redeem the FNF Notes. The Mirror Note Redemption Price shall be paid at or prior to 9:30 a.m., New York City time, on the Redemption Date. Upon such payment, the principal amount of the Mirror Note so redeemed shall cease to be outstanding and no further interest shall accrue with respect to such portion.

            (b) Optional Redemption. The Company may elect to redeem this Mirror Note, at any time in whole or from time to time in part, as specified in this Section 3(b). Such redemption shall only be permitted if the Company delivers to the Holder FNF Notes in a principal amount equal to the principal amount of this Mirror Note to be redeemed. No prior notice of such redemption need be given. Upon delivery of such FNF Notes, an equal principal amount of this Mirror Note shall cease to be outstanding and no further interest shall accrue with respect to such portion. No interest accrued on this Mirror Note from the last interest payment date hereunder to the date of redemption will be payable by the Company except to the extent that following such redemption, interest in respect of such period remains payable by the Holder to any holder of an FNF Note. Upon any such redemption, the Holder shall immediately retire any FNF Notes so received from the Company.

            Section 4. Mirror Note Events of Default.

            (a) For purposes of this Mirror Note, a "Mirror Note Event of Default" shall be deemed to have occurred upon:

            (i) any failure by the Company to pay all or any portion of an interest payment on this Mirror Note when due and payable in accordance with the terms hereof, which failure continues un-remedied for a period of 10 days, or any failure to pay all or any portion of the principal amount of this Mirror Note when due and payable in accordance with the terms hereof;

            (ii) (A) the filing by the Company of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other applicable bankruptcy, insolvency or similar law, or the filing by the Company of an answer consenting to or acquiescing in any such petition, (B) the making by the Company of any assignment for the benefit of its creditors, or the admission by the Company in writing of its inability to pay its debts as they become due, (C) the filing of (x) an involuntary petition against the Company under Title 11 of the United States Code, or any other applicable bankruptcy, insolvency or similar law (or corresponding provisions of future laws), (y) an application for the appointment of a custodian, receiver, trustee or other similar official for the Company for all or a substantial part of the assets of the Company or (z) an involuntary petition against the Company seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or any of the Company's debts under any other federal or state insolvency law, provided that any such filing shall not have been vacated, set aside or stayed within a 45 day period from the date thereof, or (D) the entry against the Company of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; or

            (iii) any acceleration under the Indenture of the payment of the principal amount of any FNF Notes as the result of any "Event of Default" under the FNF Notes.

            (b) Upon the occurrence and during the continuance of any Mirror Note Event of Default described in Section 4(a)(i), the Holder may, by written notice to the Company, delivered at its headquarters in care of the Chief Financial Officer, declare all or any portion of the unpaid principal amount of this Mirror Note, together with accrued interest thereon, to be immediately due and payable. Upon the occurrence of any Mirror Note Event of Default described in Section 4(a)(ii) or 4(a)(iii), the unpaid principal amount of this Mirror Note, together with accrued interest thereon, shall automatically become due and payable, without any action or notice by the Holder; provided that, with respect to any Mirror Note Event of Default described in Section 4(a)(iii), if the acceleration of the FNF Notes is rescinded, the acceleration of the Mirror Notes shall be automatically rescinded. Demand, presentment, protest and notice of non-payment are hereby waived by the Company.

            Section 5. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            Section 6. Severability. If any provision of this Mirror Note is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Holder in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction.

            Section 7. Successors and Assigns. This Mirror Note shall not be assignable by the Company (other than in a merger or by operation of law) without the prior written consent of the Holder. Subject to the foregoing, this Mirror Note shall be binding upon the Company and its successors and assigns.

            Section 8. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Mirror Note, and the Company's receipt of an indemnity agreement of the Holder reasonably satisfactory to the Company, the Company will, at the expense of the Holder, execute and deliver, in lieu thereof, a new note of like terms.

            Section 9. No Personal Liability. No director, officer, employee, incorporator, member or equity holder of the Company, as such, shall have any liability for any obligations of the Company under this Mirror Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting this Mirror Note, the Holder waives and releases all such liability. This waiver and release are part of the consideration for issuance of this Mirror Note.

            Section 10. Descriptive Headings. The descriptive headings of this Mirror Note are inserted for convenience only and do not constitute a part of this Mirror Note.

            Section 11. Choice of Law. THIS MIRROR NOTE IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            IN WITNESS WHEREOF, the Company has caused this Mirror Note to be executed as of the date first written above.

                                      FIDELITY NATIONAL TITLE GROUP, INC.

                                      By
                                         ____________________________________
                                           Raymond R. Quirk
                                           Chief Executive Officer